NEWS FOR IMMEDIATE RELEASE
July 25, 2012

Company Contact:
Anthony Dombrowik
(509) 568-7800

Investor Relations:
Stacy Feit
Financial Relations Board
(213) 486-6549

Ambassadors Group, Inc. Reports

Second Quarter 2012 Results

Spokane, WA, July 25, 2012 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences and online education research materials, today announced its results for the second quarter and six months ended June 30, 2012.

Overview

•	Gross revenue, from all sources including non-directly delivered travel programs, of $84.1 million for the first six months of 2012 compared to $89.0 million in the prior year period.

•	Year-to-date total reported revenue of $34.3 million compared to $37.7 million in the same period last year.

•	Traveled 12,789 delegates year-to-date compared to 13,582 delegates traveled in the same period in 2011.

•	Year-to-date gross margin of 37.0 percent compared to 38.1 percent in the prior year period.

•	Total operating expenses down 15 percent to $23.8 million for the first six months of 2012 compared to $28.0 million in the same period last year.

•
Year-to-date net income of $6.3 million, or $0.36 per diluted share, compared to net income of $4.7 million, or $0.26 per diluted share, in the prior year period. Net income before special items of $7.6 million.

•	Continued to maintain strong balance sheet and liquidity position; cash and cash equivalents and short-term available-for-sale securities balance of $81.9 million and no debt outstanding.

•	Enrolled revenue for 2012 programs, down 10.4 percent year-over-year for all programs and 8.4 percent year-over-year for the core Student Ambassadors Programs.

Financial Highlights
(in thousands except percent and per share data)

	UNAUDITED
	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Gross revenue, all travel programs	$80,361	$86,260	$81,850	$87,036
Internet content and advertising revenue	$1,005	$914	$2,203	$1,917
Gross revenue, all sources	$81,366	$87,174	$84,053	$88,953
Gross margin, all travel programs	$28,788	$32,063	$29,169	$32,236
Gross margin, internet content and advertising	$872	$785	$1,900	$1,655
Gross margin percentage	36.5%	37.7%	37.0%	38.1%
Operating expense	$10,867	$13,559	$23,761	$28,037
Operating income, internet content and advertising	$342	$257	$819	$635
Net income before special items	$14,916	$13,925	$7,614	$5,436
Net income	$14,198	$13,431	$6,292	$4,702
Income per diluted share	$0.81	$0.75	$0.36	$0.26

“Over the last year, we have welcomed four new members to our board of directors and appointed long-standing board member James Kalustian as Chairman. We are taking a hard look at our business and are continuing to implement the necessary organizational changes to return Ambassadors Group to a growth trajectory,” said Jeff Thomas, Ambassador Group’s President and Chief Executive Officer.  “We have made a number of key hires in a variety of areas with a particular focus on digital marketing and information technology to support our long-term strategic plan. We are confident in the value of our programs; now we are concentrating on accelerating the evolution of our sales and marketing practices to ensure that we are tapping the broadest possible audience of prospects.”

Thomas continued, “We are not satisfied with our decline in delegate counts in 2012 and continue to pilot new marketing programs to generate enrollments for the 2013 travel season in advance of the fall marketing campaign.  We are pleased to report that we built upon the momentum we saw in the first quarter as we now have over 1,000 delegates enrolled compared to 300 at the time of our last update. With the positive response to our early engagement efforts, we will continue to refine and enhance this approach for future seasons.  And as we gear up for this fall’s marketing campaign, we are utilizing our multi-channel strategy to generate leads for the 2013 travel season."

"Our new website launched in June with a better platform to both support our direct marketing campaign as well as introduce our programs to new audiences.  As a result, we have already seen an increase in organic leads from this source. We will also be expanding our digital outreach to include geographically targeted paid search, aligned with our direct marketing campaign, display advertising and targeted advertising on Facebook. By broadening our touch points among our target delegates and their families and integrating a variety of digital tools into our approach, we believe we can both drive greater attendance to our information meetings and communicate the compelling student experience to prospects who are not yet signed up for a meeting.  Information meetings continue to be our key conversion channel as they provide the opportunity to truly showcase the power of the People to People experience, but we believe we also have to communicate more openly about this experience in pre-meeting formats such as our website and social media channels.  Ultimately we expect this to translate to stronger enrollments for our 2013 travel programs. We are encouraged by the early results of our marketing tests and look forward to the start of our peak enrollment period, which runs mid-August through Thanksgiving.”

Thomas concluded, “Results for the first half of the year were generally in line with our expectations, continuing our focus on our retention initiatives in preparation for the peak summer travel season while at the same time realigning our cost structure.  The 2012 summer travel season commenced in June and during the second quarter we traveled 10,778 delegates on our core Student Ambassadors programs to 28 countries. Year-to-date we have traveled 12,789 delegates across our programs.  Our results also reflect the impact of the changes to the business that we initiated during the first quarter.  Year-to-date our expenses are down $4.8 million, excluding the impact of special items, through continued streamlining of our sales and marketing infrastructure and corporate overhead.  These actions have us well on our way to meeting our 2012 expense reduction targets.”

Second Quarter 2012 Results
During the second quarter of 2012, the Company traveled 12,042 delegates compared to 13,262 delegates during the prior year quarter.  Second quarter 2012 results were negatively impacted primarily by lower delegate counts on the Company’s Student Ambassadors programs and  by a shift in timing for the spring Student Leadership delegations into the first quarter. Total revenue of $31.8 million declined 12 percent from $36.1 million in the prior year quarter driven by a 12 percent decline in travel-related revenue, partially offset by a 10 percent increase in internet content and advertising revenue related to BookRags, the Company’s online education research business.  Net income for the quarter was $14.2 million, or $0.81 per diluted share, compared to a net income of $13.4 million, or $0.75 per diluted share, in the prior year quarter.

Gross margin for the quarter was $29.7 million, down from $32.8 million in the second quarter of 2011 primarily due to a lower number of delegates traveled in the period.  Gross margin percentage decreased to 36.5 percent from 37.7 percent in the prior year period due primarily to higher air and land costs.  Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

Second quarter operating expenses of $10.9 million declined $2.7 million, or 20 percent, from $13.6 million in the prior year period as the Company continued to implement cost cutting initiatives.

Six Months Ended June 30, 2012 Results

During the six months ended June 30, 2012, the Company traveled 12,789 delegates compared to 13,582 delegates during the same period in the prior year.  Total revenue of $34.3 million declined 9 percent compared to $37.7 million in the same period last year driven by a 10 percent decline in travel-related revenue, partially offset by a 15 percent increase in internet content and advertising revenue related to BookRags.  Net income for the six months ended June 30, 2012 was $6.3 million, or $0.36 per diluted share, compared to net income of $4.7 million, or $0.26 per diluted share, in the prior year period.

Gross margin for the six months ended June 30, 2012 was $31.1 million, down from $33.9 million in the same period last year.  Gross margin percentage decreased to 37.0 percent from 38.1 percent in the prior year period due primarily to higher air and land costs.

Total operating expenses for the six months ended June 30, 2012 declined $4.3 million, or 15 percent, compared to last year as the Company continued to implement cost cutting initiatives.

Balance Sheet and Liquidity

Total assets on June 30, 2012 were $150.0 million, including $81.9 million in cash, cash equivalents and short-term available-for-sale securities.  Long-term assets totaled $41.4 million primarily reflecting goodwill and intangible assets of the BookRags business, technology, hardware and systems used to deliver services, and the Company’s office building which has been listed for sale.  Total liabilities were $67.7 million, including $54.3 million in participant deposits for future travel.  The Company has no debt outstanding, with deployable cash, a non-GAAP measure, at June 30, 2012 of $41.7 million.

The Company paid a quarterly dividend of $0.06 per share on June 7, 2012.

The following table summarizes the cash flows as further disclosed in the accompanying financial statements.  Free cash flow, a non-GAAP measure, which is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands):

	UNAUDITED
	Six months ended June 30,
	2012	2011
Cash flow from operations	$28,685	$19,695
Purchases of property, equipment and intangibles	(2,997)	(2,108)
Free cash flow	25,688	17,587

Net purchase of available-for-sale securities	(39,803)	(10,739)
Dividend payments to shareholders	(2,110)	(2,143)
Repurchase of common stock	-	(6,091)
Other cash flows, net	(232)	165
Net change in cash and cash equivalents	$(16,457)	$(1,221)

The change in cash flow from operations between periods, and in turn free cash flow, was driven by a return to a more normalized level of prepaid program costs and expenses relative to the first half of 2011.

Free cash flow is a non-GAAP measure defined in the attached schedules.

Outlook for 2012

As of July 22, 2012, enrolled revenue for 2012 travel programs was $136.1 million, down 10.4 percent from the same point last year, based on enrolled travelers of 21,262 compared to 24,007.  Enrolled revenue for the Company’s core product, Student Ambassadors, is down 8.4 percent to $122.8 million compared to $134.1 million at the same date last year, based on enrolled travelers of 17,356 compared to 19,179.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

The Company is reaffirming its guidance for 2012 originally provided on February 8, 2012 as follows:

•	Consolidated gross revenues for all programs and operations to be between $135 million and $145 million;

•	Consolidated gross margin as a percentage of gross revenue for all programs and operations of 36 percent to 38 percent; and

•	Net income before any special items of between $3 million and $5 million.

As previously disclosed on July 3, 2012, the Company received a final order approving the settlement agreement entered into on April 14, 2011 regarding the class action suit against the Company.  As a result, the Company does not expect any additional expenses related to this matter.

Conference Call and Webcast Information

The Company will host a conference call to discuss second quarter 2012 results of operations on Thursday, July 26, 2012, at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time).  Participants can access the call via the internet at www.ambassadorsgroup.com/EPAX. The call can also be accessed by dialing 888-256-1035 or 913-312-1466 (international) and providing the passcode: 4087455.  Approximately 24 hours following the call, a webcast will be available through October 25, 2012 at www.ambassadorsgroup.com/EPAX. A replay of the call will also be available through July 31, 2012 and can be accessed by dialing 888-203-1112 or 719-457-0820 (international) and providing the pass code: 4087455.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc. and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com.In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2012, and its proxy statement filed May 9, 2012.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended June 30,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$27,754	$30,615	$(2,861)	-9%
Gross revenue, directly delivered programs (2)	3,047	4,527	(1,480)	-33%
Internet content and advertising revenue	1,005	914	91	10%
Total revenue	31,806	36,056	(4,250)	-12%
Cost of sales, directly delivered programs (2)	2,013	3,079	(1,066)	-35%
Cost of sales, internet content and advertising	133	129	4	3%
Gross margin (3)	29,660	32,848	(3,188)	-10%

Operating expenses:
Selling and marketing	6,483	9,439	(2,956)	-31%
General and administration	4,384	4,120	264	6%
Total operating expenses	10,867	13,559	(2,692)	-20%

Operating income	18,793	19,289	(496)	-3%

Other income (expense)
Interest and dividend income	618	416	202	49%
Foreign currency expense and other	(5)	(10)	5	50%
Total other income	613	406	207	51%
Income before income tax provision	19,406	19,695	(289)	-1%
Income tax provision	(5,208)	(6,264)	1,056	17%
Net income	$14,198	$13,431	$767	6%

Weighted average shares outstanding – basic	17,602	17,672	(70)	0%
Weighted average shares outstanding – diluted	17,602	17,824	(222)	-1%

Net income per share — basic	$0.81	$0.76	$0.05	7%
Net income per share — diluted	$0.81	$0.75	0.06	8%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended June 30,
	2012	2011	% Change
Gross revenue	$77,315	$81,733	-5%
Cost of sales	49,561	51,118	-3%
Net revenue	$27,754	$30,615	-9%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Six months ended June 30,
	2012	2011	$ Change	% Change
Net revenue, non-directly delivered programs (1)	$27,843	$30,580	$(2,737)	-9%
Gross revenue, directly delivered programs (2)	4,225	5,221	(996)	-19%
Internet content and advertising revenue	2,203	1,917	286	15%
Total revenue	34,271	37,718	(3,447)	-9%
Cost of sales, directly delivered programs (2)	2,899	3,565	(666)	-19%
Cost of sales, internet content and advertising	303	262	41	16%
Gross margin (3)	31,069	33,891	(2,822)	-8%

Operating expenses:
Selling and marketing	15,170	19,534	(4,364)	-22%
General and administration	8,591	8,503	88	1%
Total operating expenses	23,761	28,037	(4,276)	-15%

Operating income	7,308	5,854	1,454	25%

Other income (expense)
Interest and dividend income	859	751	108	14%
Foreign currency expense and other	(3)	171	(174)	-102%
Total other income	856	922	(66)	-7%
Income before income tax provision	8,164	6,776	1,388	20%
Income tax provision	(1,872)	(2,074)	202	10%
Net income	$6,292	$4,702	$1,590	34%

Weighted average shares outstanding – basic	17,600	17,841	(241)	-1%
Weighted average shares outstanding – diluted	17,600	18,010	(410)	-2%

Net income per share — basic	$0.36	$0.26	$0.10	38%
Net income per share — diluted	$0.36	$0.26	$0.10	38%

(1)
Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended June 30,
	2012	2011	% Change
Gross revenue	$77,625	$81,815	-5%
Cost of sales	49,782	51,235	-3%
Net revenue	$27,843	$30,580	-9%

(2)
Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)
Gross margin is calculated as the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue less cost of sales non-directly delivered programs, costs of sales directly delivered programs and cost of sales internet content and advertising.  Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs, gross revenue directly delivered programs and internet content and advertising revenue.

AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	June 30,		December 31,
	2012	2011	2011
Assets
Current assets:
Cash and cash equivalents	$3,062	$5,617	$19,519
Available-for-sale securities	78,875	84,360	39,128
Foreign currency exchange contracts	-	1,608	-
Prepaid program cost and expenses	24,825	23,815	13,299
Accounts receivable	1,556	1,262	1,395
Deferred tax asset	301	-	668
Total current assets	108,619	116,662	74,009
Property and equipment, net	27,297	27,104	26,104
Available-for-sale securities	714	719	700
Intangibles	3,505	3,361	3,421
Goodwill	9,781	9,781	9,781
Other long-term assets	85	89	85
Total assets	$150,001	$157,716	$114,100

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,662	$10,651	$5,858
Participants’ deposits	53,508	61,757	27,396
Foreign currency exchange contracts	584	-	1,671
Deferred tax liability	-	290	-
Other liabilities	97	81	112
Total current liabilities	64,851	72,779	35,037
Participants’ deposits	819	-	-
Foreign currency exchange contracts	50	-	102
Deferred tax liability	1,941	1,218	2,004
Total liabilities	67,661	73,997	37,143
Stockholders’ equity	82,340	83,719	76,957
Total liabilities and stockholders’ equity	$150,001	$157,716	$114,100

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	UNAUDITED
	June 30,
	2012	2011
Cash flows from operating activities:
Net Income	$6,292	$4,702
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,412	2,364
Stock-based compensation	720	938
Deferred income tax benefit	(80)	(582)
Gain on foreign currency exchange contracts	-	(20)
Loss on disposition and impairment of property and equipment	-	66
Excess tax benefit (shortfall) from stock-based compensation	232	(15)
Change in assets and liabilities:
Accounts receivable and other assets	(161)	714
Prepaid program costs and expenses	(11,526)	(20,585)
Accounts payable, accrued expenses, and other current liabilities	3,865	4,792
Participants’ deposits	26,931	27,321
Net cash provided by operating activities	28,685	19,695

Cash flows from investing activities:
Purchase of available for sale securities	(69,537)	(47,881)
Proceeds from sale of available-for-sale securities	29,734	37,142
Purchase and construction of property and equipment	(2,704)	(1,895)
Proceeds from sale of property and equipment	-	19
Purchase of intangibles	(293)	(213)
Net cash used in investing activities	(42,800)	(12,828)

Cash flows from financing activities:
Repurchase of common stock	-	(6,091)
Dividend payment to shareholders	(2,110)	(2,143)
Proceeds from exercise of stock options	-	131
Excess tax shortfall (benefit) from stock-based compensation	(232)	15
Net cash used in financing activities	(2,342)	(8,088)

Net decrease in cash and cash equivalents	(16,457)	(1,221)
Cash and cash equivalents, beginning of period	19,519	6,838
Cash and cash equivalents, end of period	$3,062	$5,617

Special Items

Due to cost cutting initiatives, the Company incurred charges related to severance payments made as the workforce was reduced.  The company also incurred legal and other fees relating to a potential proxy contest.
Lastly, as previously disclosed, the Company was party to a shareholder class action suit and is party to an inquiry by the U.S. Securities and Exchange Commission (“SEC”) more fully described in the Company’s filings with the SEC on Form 10-K and 10-Q available on the Company’s website www.ambassadorsgroup.com or at the SEC website www.sec.gov.

As a result of these events, the operations as presented in the accompanying financial statements for the three months and six months ended June 30, 2012 and 2011 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data):

	UNAUDITED
	Net Income		EPS
	Three months ended June 30,		Three months ended June 30,
	2012	2011	2012	2011
Amount before special items	$14,916	$13,925	$0.85	$0.78
Asset impairments and loss on sale	-	(62)	-	-
Legal fees – class action and SEC, net	37	(662)	-	(0.04)
Legal and other fees - proxy contest	(960)	-	(0.05)	-
Separation payments	(59)	-	-	-
Tax impact	264	230	0.01	0.01
Amount per consolidated statement of operations	$14,198	$13,431	$0.81	$0.75

	UNAUDITED
	Net Income		EPS
	Six months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Amount before special items	$7,614	$5,436	$0.43	$0.30
Asset impairments and loss on sale	-	(66)	-	-
Foreign currency de-designation gain	-	183	-	0.01
Legal fees – class action and SEC, net	(143)	(1,175)	(0.01)	(0.07)
Legal and other fees - proxy contest	(1,340)	-	(0.07)	-
Separation payments	(232)	-	(0.01)	-
Tax impact	393	324	0.02	0.02
Amount per consolidated statement of operations	$6,292	$4,702	$0.36	$0.26

Deployable Cash

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash as June 30, 2012 and 2011 (in thousands):

	UNAUDITED
	June 30,		December 31,
	2012	2011	2011
Cash, cash equivalents and short-term available-for-sale securities	$81,937	$89,977	$58,647
Prepaid program cost and expenses	24,825	23,815	13,299
Less: Participants’ deposits	(54,327)	(61,757)	(27,396)
Less: Accounts payable / accruals / other liabilities	(10,759)	(10,732)	(5,970)
Deployable cash	$41,676	$41,303	$38,580